UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 12, 2010
TLC Vision Corporation
(Exact name of registrant as specified in its charter)

New Brunswick	000-29302	980151150

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5280 Solar Drive, Suite 100, Mississauga, Ontario		L4W 5M8

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (905) 602-2020
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 12, 2010, TLC Vision Corporation (the “Company”) entered into an amendment to the plan sponsor agreement (the “PSA”) dated February 3, 2010 between the Company, TLC Vision (USA) Corporation, TLC Management Services, Inc. and certain affiliates of a fund managed by Charlesbank Capital Partners (“Charlesbank”). On February 12, 2010, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved an amended PSA backed by affiliates of Charlesbank and H.I.G. Capital, LLC (“H.I.G.”) regarding a new plan of reorganization that would result in the payment in full of all outstanding amounts owing to the Company’s senior secured lenders under its credit facility. In connection with the amended PSA, the Bankruptcy Court also approved a $25 million in debtor-in-possession financing facility to be provided by Charlesbank and H.I.G. that will be used to repay the Company’s current debtor-in-possession financing. On February 18, 2010, the Canadian Court entered orders recognizing the Bankruptcy Court’s orders issued on February 12, 2010.
In addition to the terms of the original PSA described in the Company’s Current Report on 8-K dated February 3, 2010, which was filed with the Securities and Exchange Commission on February 10, 2010, including the acquisition by Charlesbank of substantially all the assets of the Company, including 100% of the equity of TLC Vision (USA) Corporation and the Company’s six refractive centers in Canada, and payments to employees and critical vendors in the ordinary course of business, the amended plan of reorganization with Charlesbank and H.I.G. also provides for consideration in the amount of up to $9.0 million in cash and a new promissory note of up to $3.0 million to be paid to the Company’s unsecured creditors. Subsequent to the previously announced Charlesbank transaction, H.I.G. joined as a co-investor with Charlesbank in the acquisition of the Company’s assets under the plan. There is no assurance of any distribution of funds to the shareholders of the Company under the plan and completion of the plan is subject to customary closing conditions, including final confirmation by the Bankruptcy Court and the Canadian Court and regulatory approvals. The Official Committee of Unsecured Creditors of the Company has also expressed its support of the plan with Charlesbank and H.I.G.
The amendment to the PSA has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Charlesbank or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the PSA, as amended, were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the PSA, as amended, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the PSA, as amended, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the PSA, as amended, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the PSA, and any amendments thereto, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
H.I.G. holds debt in the Company, including senior debt. There are no other material relationships among the Company, on the one hand, and Charlesbank, H.I.G. or any of their respective affiliates or any of the parties to the PSA, as amended, the debtor-in-possession credit agreement and related agreements, on the other hand, except in respect of such agreements themselves and as disclosed in this Current Report on Form 8-K or in the Company’s Current Report on Form 8-K dated February 3, 2010, which was filed with the Securities and Exchange Commission on February 10, 2010.

Item 7.01 Other Events.
On February 17, 2010, the Company issued a press release announcing the Bankruptcy Court’s order approving the amended PSA. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference therein.
The information under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
Exhibit 2.1	—	Amendment to the Plan Sponsor Agreement dated February 12, 2010 by and among TLC Vision Corporation and Thriller Acquisition Corp.

Exhibit 99.1	—	February 17, 2010 Press Release.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TLC Vision Corporation
February 18, 2010	By:	/s/ James J. Hyland
		Name:	James J. Hyland
		Title:	VP Investor Relations

Exhibit Index

Exhibit
No.	Description

2.1	Amendment to the Plan Sponsor Agreement dated February 12, 2010 by and among TLC Vision Corporation and Thriller Acquisition Corp.

99.1	February 17, 2010 Press Release.